Exhibit 99.1

For Immediate Release

MERIDIAN BIOSCIENCE REPORTS THIRD QUARTER 2019 OPERATING RESULTS

CINCINNATI, OHIO July 30, 2019 (GLOBE NEWSWIRE) -- Meridian Bioscience, Inc. (NASDAQ: VIVO) today announced financial results for the third quarter and first nine months ended June 30, 2019.

Third Quarter 2019 Highlights (Comparison to Third Quarter Fiscal 2018):

●	Consolidated revenue decreased 6% to $48.4 million (5% decrease in constant-currency)

●	Diagnostics segment revenues decreased 9% to $33.1 million (8% decrease in constant-currency)

●	Life Science segment revenues were flat at $15.3 million (1% growth in constant-currency)

●

Reported GAAP operating income of $6.5 million (including $2.5 million of costs associated with acquisition activities, restructuring activities and selected legal proceedings), as compared to $8.7 million last year (which included $2.1 million of costs associated with restructuring activities and selected legal proceedings)

●	Reported GAAP EPS of $0.12 per diluted share and Adjusted EPS of $0.16 per diluted share (see non-GAAP financial measure reconciliation below)

●	Operating results include one month of activity related to the acquisition of the business of GenePOC, completed on June 3, 2019

June Year-to-Date Fiscal 2019 Highlights (Comparison to June Year-to-Date Fiscal 2018):

●	Consolidated revenue decreased 6% to $150.2 million (5% decrease in constant-currency)

●	Diagnostics segment revenues decreased 9% to $103.3 million (8% decrease in constant-currency)

●	Life Science segment revenues were flat at $46.9 million (2% growth in constant-currency)

●

Reported GAAP operating income of $26.9 million (including $4.5 million of costs associated with acquisition activities, restructuring activities and selected legal proceedings), as compared to $24.5 million last year (which included $8.5 million of costs associated with restructuring activities and selected legal proceedings)

●	Reported GAAP EPS of $0.47 per diluted share and Adjusted EPS of $0.55 per diluted share (see non-GAAP financial measure reconciliation below)

Third Quarter Fiscal 2019 Results (Comparison to Third Quarter Fiscal 2018)

Consolidated revenue for the third quarter of fiscal 2019 decreased 6% to $48.4 million, compared to $51.7 million last year. Diagnostics segment revenues were down 9%, while Life Science segment revenues were relatively flat for the third quarter. Our Diagnostics segment experienced continued competitive pressures in a number of our molecular products, particularly C. difficile, and volume and pricing declines in certain gastrointestinal products. Our Life Science segment revenues for the quarter reflected double-digit growth in the EMEA region as well as China, but this was offset by softness in the Americas region.

Reported operating income for the third quarter of fiscal 2019 decreased 26% to $6.5 million. SG&A expenses were down $2.1 million, largely due to the effects of last year’s organizational stream-lining activities, lower FDA Quality System remediation costs for our Billerica manufacturing site and lower incentive compensation costs. Research and development expenses increased modestly for the quarter, primarily due to the addition of costs associated with the acquisition of GenePOC’s business. Reported operating income for the quarter also included $2.5 million of costs for acquisition activities, restructuring activities and selected legal proceedings. Excluding the effects of such costs, adjusted operating income achieved a margin of 18%, as compared to 21% on the same basis for the third quarter of fiscal 2018.

GAAP net earnings for the third quarter of fiscal 2019 totaled $5.1 million, or $0.12 per diluted share, down 26% and 25%, respectively. On an adjusted basis (non-GAAP), earnings were $7.0 million, or $0.16 per diluted share, down 10% and 11%, respectively. Adjusted basis excludes the effects of costs of acquisition activities, restructuring activities and selected legal proceedings.

Jack Kenny, Chief Executive Officer, commented, “While we were anticipating a challenging third quarter, our overall sales performance came in at the lower end of our expectations. The Life Science segment was flat in the quarter, which was below our expectations. The Diagnostics segment, which had a 9% revenue decline, was in line with our expectations. Our acquisition of the GenePOC business and the revogene™ molecular diagnostics platform is intended to directly address competitive pressures and trends in the molecular portion of our Diagnostics product portfolio. We are optimistic that our integration activities are on track, and early customer feed-back for the revogene™ molecular diagnostics platform has been positive. Although we are early-on in the process, we are actively converting customers from our alethia™ system to the revogene™ system, and results to-date are ahead of expectations. Our development efforts on our Diagnostics instrument platforms, revogene™, Curian™ and PediaStat™, are making significant progress, and over the next 12-18 months, we expect to submit to the FDA multiple 510k applications to help us drive future growth. For our Life Science segment, despite the relatively flat revenue performance during the quarter and the first nine months, customer order activity in July signals that our fourth quarter will yield positive revenue growth, with strong contributions from China. Our new lyophilization-ready qPCR and RT-qPCR mixes are showing meaningful revenue contributions as customers recognize the advantages of room-temperature shipping and storage and extended shelf life. We continue to refine and optimize our organizational structure for both business segments to ensure customer focus and cost efficiency. We effectively managed our expenses without compromising future growth initiatives, which led to better than expected earnings per share in the quarter.”

Tax Reform Impact

Our net earnings for both fiscal year-to-date periods include the effects of the tax reform act signed into law during December 2017. The fiscal 2019 year-to-date period reflects the lower U.S. federal tax rate of 21% being fully phased-in, and the first nine months of fiscal 2018 includes: (i) a benefit of $2.3 million ($0.05 per diluted share) primarily related to the re-measurement of U.S. net deferred tax liabilities based on the new federal rate; and (ii) a charge of $0.9 million ($0.02 per diluted share) for the mandatory U.S. repatriation transition tax. The effective tax rates for the third quarter and first nine months of fiscal 2019 were 22%, and 23%, respectively.

Fiscal 2019 Guidance Including Effects of the Recently Completed Acquisition of GenePOC Business

For fiscal 2019, we expect our consolidated revenues to be down approximately 6%, with our Diagnostics segment revenues being down high-single-digits and our Life Science segment revenues being up low-single-digits. We expect our adjusted (non-GAAP) operating margin to be approximately 18% to 19%, and our adjusted (non-GAAP) earnings per share on a diluted basis to be $0.63 to $0.65 per share. Adjusted earnings per share on a diluted basis assumes a tax rate of approximately 23%. Adjusted (non-GAAP) operating margin and earnings per share on a diluted basis excludes the effects of costs associated with acquisition activities, restructuring activities and selected legal proceedings. See non-GAAP financial measure reconciliation below.

Financial Condition

The Company’s financial condition remains sound. At June 30, 2019, cash and equivalents were $55.2 million and the Company had $49.2 million of borrowing capacity under its $125.0 million commercial bank credit facility. The Company’s bank-debt obligations under the bank credit facility totaled $75.8 million as of June 30, 2019.

Conference Call Information

Jack Kenny, Chief Executive Officer, and Bryan Baldasare, Interim Chief Financial Officer and Chief Accounting Officer, will host a conference call on Tuesday, July 30, 2019 beginning at 10:00 a.m. Eastern Time to discuss the third quarter financial results and answer questions.

To participate in the live call by telephone from the U.S., dial (866) 443-5802, or from outside the U.S., dial (513) 360-6924, and enter the audience pass code 5392886. A replay will be available for 14 days beginning at 1:00 p.m. Eastern Time on July 30, 2019 by dialing (855) 859-2056 or (404) 537-3406 and entering pass code 5392886.

INTERIM UNAUDITED OPERATING RESULTS

(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim periods of fiscal 2019 and fiscal 2018.

	Three Months Ended		Nine Months Ended

	June 30,		June 30,

	2019	2018	2019	2018

Net revenues	$48,440	$51,737	$150,168	$160,471
Cost of sales	20,181	19,775	60,999	61,930

Gross profit	28,259	31,962	89,169	98,541

Operating expenses
Research and development	4,594	4,264	12,294	13,159
Selling and marketing	6,747	8,502	21,221	25,963
General and administrative	8,002	8,380	24,288	26,470
Acquisition-related costs	473	-	1,445	-
Restructuring costs	1,801	913	1,701	5,105
Litigation costs	178	1,168	1,370	3,370

Total operating expenses	21,795	23,227	62,319	74,067

Operating income	6,464	8,735	26,850	24,474
Other income (expense), net	14	(115)	(649)	(972)

Earnings before income taxes	6,478	8,620	26,201	23,502
Income tax provision	1,399	1,795	5,922	5,087

Net earnings	$5,079	$6,825	$20,279	$18,415

Net earnings per basic common share	$0.12	$0.16	$0.48	$0.44
Basic common shares outstanding	42,639	42,349	42,526	42,307
Net earnings per diluted common share	$0.12	$0.16	$0.47	$0.43
Diluted common shares outstanding	42,910	42,758	42,907	42,712

	Three Months Ended		Nine Months Ended

	June 30,		June 30,

	2019	2018	2019	2018

Adjusted Financial Measures
(see non-GAAP financial measure reconciliation below)
Operating income	$8,916	$10,816	$31,366	$32,949
Net earnings	6,960	7,722	23,743	23,126
Net earnings per diluted common share	$0.16	$0.18	$0.55	$0.54

Condensed Balance Sheet Data

	June 30,

	2019	2018
Cash and equivalents	$55,192	$57,930
Working capital	117,567	115,778
Long-term debt	75,824	51,297
Shareholders’ equity	188,553	175,127
Total assets	322,436	253,983

Segment Data

The following table sets forth the unaudited revenue and segment data for the interim periods in fiscal 2019 and fiscal 2018 (in thousands).

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net Revenues - By Product Platform/Type
Diagnostics
Molecular assays	$5,937	$7,509	$20,371	$26,200
Immunoassays & blood chemistry assays	27,181	28,859	82,912	87,440

Total Diagnostics	33,118	36,368	103,283	113,640

Life Science
Molecular reagents	5,495	6,049	17,495	17,882
Immunological reagents	9,827	9,320	29,390	28,949

Total Life Science	15,322	15,369	46,885	46,831

Total Net Revenues	$48,440	$51,737	$150,168	$160,471

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Net Revenues - By Disease State/Geography
Diagnostics
Gastrointestinal assays	$17,232	$20,212	$52,024	$59,631
Respiratory illness assays	5,708	5,749	21,242	22,779
Blood chemistry assays	4,750	5,005	13,510	13,528
Other	5,428	5,402	16,507	17,702

Total Diagnostics	33,118	36,368	103,283	113,640

Life Science
Americas	4,369	5,500	14,347	15,875
EMEA	6,389	5,756	21,608	18,307
ROW	4,564	4,113	10,930	12,649

Total Life Science	15,322	15,369	46,885	46,831

Total Net Revenues	$48,440	$51,737	$150,168	$160,471

OPERATING INCOME
Diagnostics	$5,078	$8,591	$20,455	$25,701
Life Science	4,289	3,706	14,781	10,286
Corporate	(2,926)	(3,646)	(8,450)	(11,744)
Eliminations	23	84	64	231

Total Operating Income	$6,464	$8,735	$26,850	$24,474

Geographic Regions Americas = North and Latin America EMEA = Europe, Middle East and Africa ROW = Rest of World

NON-GAAP FINANCIAL MEASURES

In this press release, we have supplemented our reported GAAP financial information with information on operating expenses, operating income, net earnings, basic earnings per share and diluted earnings per share excluding the effects of acquisition-related costs, restructuring costs, litigation costs, and certain one-time tax effects of the tax reform act, each of which is a non-GAAP measure. We have provided in the tables below reconciliations to the operating expenses, operating income, net earnings, basic earnings per share and diluted earnings per share amounts reported under U.S. Generally Accepted Accounting Principles for the third quarters and nine-month periods ended June 30, 2019 and June 30, 2018.

We believe this information is useful to an investor in evaluating our performance because:

1.	These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impacts of these non-routine items; and

2.

These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

Revenue reported on a constant-currency basis is also a non-GAAP measure and is calculated by applying current period average foreign currency exchange rates to each of the comparable periods. Management analyzes revenue on a constant-currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on revenue, management believes that evaluating revenue changes on a constant-currency basis provides an additional and meaningful assessment of revenue to both management and investors.

These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should only be used to evaluate our results in conjunction with corresponding GAAP measures.

THIRD QUARTER AND NINE MONTH YEAR-TO-DATE

GAAP TO NON-GAAP RECONCILIATION TABLES

(In Thousands, Except per Share Data)

	Three Months		Nine Months
	Ended June 30,		Ended June 30,

	2019	2018	2019	2018
Operating Expenses -
U.S. GAAP basis	$21,795	$23,227	$62,319	$74,067
Acquisition-related costs	(473)	-	(1,445)	-
Restructuring costs	(1,801)	(913)	(1,701)	(5,105)
Litigation costs	(178)	(1,168)	(1,370)	(3,370)

Adjusted Operating Expenses	$19,343	$21,146	$57,803	$65,592

Operating Income -
U.S. GAAP basis	$6,464	$8,735	$26,850	$24,474
Acquisition-related costs	473	-	1,445	-
Restructuring costs	1,801	913	1,701	5,105
Litigation costs	178	1,168	1,370	3,370

Adjusted Operating Income	$8,916	$10,816	$31,366	$32,949

Net Earnings -
U.S. GAAP basis	$5,079	$6,825	$20,279	$18,415
Acquisition-related costs *	363	-	1,108	-
Restructuring costs *	1,381	685	1,305	3,737
Litigation costs *	137	864	1,051	2,467
One-time benefit from tax law change	-	(652)	-	(2,347)
Repatriation transition tax	-	-	-	854

Adjusted Earnings	$6,960	$7,722	$23,743	$23,126

*	Net of tax.

	Three Months		Nine Months

	Ended June 30,		Ended June 30,

	2019	2018	2019	2018
Net Earnings per Basic Common Share -
U.S. GAAP basis	$0.12	$0.16	$0.48	$0.44
Acquisition-related costs	0.01	-	0.03	-
Restructuring costs	0.03	0.02	0.03	0.09
Litigation costs	-	0.02	0.02	0.06
One-time benefit from tax law change	-	(0.02)	-	(0.06)
Repatriation transition tax	-	-	-	0.02

Adjusted Basic EPS	$0.16	$0.18	$0.56	$0.55

Net Earnings per Diluted Common Share -
U.S. GAAP basis	$0.12	$0.16	$0.47	$0.43
Acquisition-related costs	0.01	-	0.03	-
Restructuring costs	0.03	0.02	0.03	0.09
Litigation costs	-	0.02	0.02	0.06
One-time benefit from tax law change	-	(0.02)	-	(0.05)
Repatriation transition tax	-	-	-	0.02

Adjusted Diluted EPS **	$0.16	$0.18	$0.55	$0.54

**	Diluted EPS for Nine Months Ended June 30, 2018 does not sum to total due to rounding.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as “continues”, “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “signals”, “should” and similar expressions or the negative versions thereof and which also may be identified by their context. All statements that address operating performance or events or developments that Meridian expects or anticipates will occur in the future, including, but not limited to, statements relating to per share diluted earnings and revenue, are forward-looking statements. Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made. Specifically, Meridian’s forward-looking statements are, and will be, based on management’s then-current views and assumptions regarding future events and operating performance. Meridian assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian’s operating results, financial condition and continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition, its ability to effectively sell such products and its ability to successfully expand and effectively manage increased sales and marketing operations. While Meridian has introduced a number of internally developed products and acquired products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis or in protecting its intellectual property, and unexpected or costly manufacturing costs associated with its introduction of new products or acquired products could cause actual results to differ from expectations. Meridian relies on proprietary, patented and licensed technologies. As such, the Company’s ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers, can change expected results. Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products, as can the uncertainty of regulatory approvals and the regulatory process (including the currently ongoing study and other FDA actions regarding the Company’s LeadCare products). The international scope of Meridian’s operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict. One of Meridian’s growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian’s operations. There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention, and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives. Meridian cannot predict the outcome of goodwill impairment testing and the impact of possible goodwill impairments on Meridian’s earnings and financial results. Meridian cannot predict the possible impact of U.S. health care legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act – and any modification or repeal of any of the provisions thereof initiated by Congress or the presidential administration, and any similar initiatives in other countries on its results of operations. Efforts to reduce the U.S. federal deficit, breaches of Meridian’s information technology systems, trade wars, increased tariffs, and natural disasters and other events could have a materially adverse effect on Meridian’s results of operations and revenues. In the past, the Company has identified a material weakness in our internal control over financial reporting, which has been remediated, but the Company can make no assurances that a material weakness will not be identified in the future, which if identified and not properly corrected, could materially adversely affect our operations and result in material misstatements in our financial statements. In addition to the factors described in this paragraph, as well as those factors identified from time to time in our filings with the Securities and Exchange Commission, Part I, Item 1A Risk Factors of our most recent Annual Report on Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company. Readers should carefully review these forward-looking statements and risk factors, and not place undue reliance on our forward-looking statements.

About Meridian Bioscience, Inc.

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic products. We are dedicated to developing and delivering better solutions that give answers with speed, accuracy and simplicity that are redefining the possibilities of life from discovery to diagnosis. Through discovery and development, we provide critical life science raw materials used in immunological and molecular tests for human, animal, plant, and environmental applications. Through diagnosis, we provide diagnostic solutions in areas including gastrointestinal and upper respiratory infections and blood lead level testing. We build relationships and provide solutions to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers, and biotech companies in more than 70 countries around the world.

Meridian’s shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

Contact:

Jack Kenny

Chief Executive Officer

Meridian Bioscience, Inc.

Phone: 513.271.3700

Email: mbi@meridianbioscience.com

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